HALLIBURTON COMPANY
                                   EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE

     The calculation below for earnings per share of the $2.50 par value Common Stock of the Company on a primary and fully diluted basis for the three and six months ended June 30, 1995 and 1994, is submitted in accordance with Regulation S-K item 601 (b) (11).

                                                          Three Months                   Six Months
                                                         Ended June 30                 Ended June 30
                                                   --------------------------    ---------------------------
                                                      1995           1994           1995            1994
                                                   -----------    -----------    -----------     -----------
                                                           Millions of dollars except per share data
Primary:
 Net income (loss)                                 $      56.2    $     (19.2)   $      95.3     $      (1.4)

 Average number of common and common share
  equivalents outstanding                                114.4          114.2          114.4            114.2

 Primary net income (loss) per share               $      0.49    $     (0.17)   $      0.83     $      (0.01)



Fully Diluted:
 Net income (loss)                                 $      56.2    $     (19.2)   $      95.3     $       (1.4)
 Add after-tax interest expense applicable to
  Zero Coupon Convertible Subordinated
  Debentures due 2006                                      3.5            3.2            6.9              6.3
                                                   -----------    -----------    -----------     ------------
  Adjusted net income (loss)                       $      59.7    $     (16.0)   $     102.2     $        4.9


  Adjusted average number of shares outstanding          119.4          119.2          119.3            119.2

  Fully diluted earnings (loss) per share          $      0.50    $     (0.13)   $      0.86     $       0.04

 The foregoing computations do not reflect any significant potentially dilutive effect the Company's Preferred Stock Purchase Rights Plan could have in the event such Rights become exercisable and any shares of either Series A Junior Participating Preferred Stock or Common Stock of the Company are issued upon the exercise of such Rights.


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